Exhibit 99.1

Financial Results

Atomera Incorporated (the “Company”) incurred a net loss of ($4.4) million, or ($0.14) per basic and diluted share in the fourth quarter of 2025, compared to a net loss of ($5.6) million, or ($0.17) per basic and diluted share, for the third quarter of 2025, and a net loss of ($4.7) million, or ($0.16) per basic and diluted share, for the fourth quarter of 2024. Adjusted EBITDA (a non-GAAP financial measure) in the fourth quarter of 2025 was a loss of ($3.3) million compared to an adjusted EBITDA loss of ($4.4) million in the third quarter of 2025 and ($3.9) million in the fourth quarter of 2024.

For fiscal year 2025, revenue was $65,000, compared with $135,000 in fiscal 2024. Net loss was ($20.2) million, or ($0.65) per basic and diluted share for fiscal 2025, compared to ($18.4) million, or ($0.68) per basic and diluted share in fiscal 2024. Adjusted EBITDA for fiscal 2025 was a loss of ($16.1) million compared to an adjusted EBITDA loss of ($15.4) million in fiscal 2024.

The Company had $19.2 million in cash, cash equivalents and short-term investments as of December 31, 2025, compared to $26.8 million as of December 31, 2024.

The total number of shares outstanding was 32.4 million as of December 31, 2025.

Note about Non-GAAP Financial Measures

In addition to the unaudited results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Atomera presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is determined by taking net loss and eliminating the impacts of interest, depreciation, amortization and stock-based compensation. Our definition of adjusted EBITDA may not be comparable to the definitions of similarly-titled measures used by other companies. We believe that this non-GAAP financial measure, viewed in addition to and not in lieu of our reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. This metric is used as part of the Company's internal reporting to evaluate its operations and the performance of senior management. A table reconciling this measure to the comparable GAAP measure is available in the accompanying financial tables below.

-- Financial Tables Follow --

1

Atomera Incorporated

Balance Sheets

(in thousands, except per share data)

	December 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$19,210	$25,778
Short-term investments	–	995
Accounts receivable	–	6
Interest receivable	54	73
Prepaid expenses and other current assets	338	240
Total current assets	19,602	27,092

Property and equipment, net	60	59
Long-term prepaid maintenance and supplies	–	91
Security deposit	14	14
Operating lease right-of-use asset	884	280
Financing lease right-of-use-asset	533	1,588

Total assets	$21,093	$29,124

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$608	$492
Accrued expenses	168	239
Accrued payroll related expenses	650	1,328
Current operating lease liability	147	260
Current financing lease liability	420	1,253
Deferred revenue	7	4
Total current liabilities	2,000	3,576

Long-term operating lease liability	712	22
Long-term financing lease liability	–	449

Total liabilities	2,712	4,047

Commitments and contingencies	–	–

Stockholders’ equity:
Preferred stock $0.001 par value, authorized 2,500 shares; none issued and outstanding at December 31, 2025 and December 31, 2024	–	–
Common stock: $0.001 par value, authorized 47,500 shares; 32,354 and 30,540 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively;	32	31
Additional paid-in capital	260,043	246,565
Other comprehensive income	–	1
Accumulated deficit	(241,694)	(221,520)
Total stockholders’ equity	18,381	25,077
Total liabilities and stockholders’ equity	$21,093	$29,124

2

Atomera Incorporated

Statements of Operations

(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$50	$11	$23	$65	$135
Cost of revenue	(131)	(128)	(13)	(321)	(123)
Gross margin	(81)	(117)	10	(256)	12

Operating expenses
Research and development	2,740	3,304	2,823	12,303	11,029
General and administrative	1,505	2,165	1,811	7,806	7,266
Selling and marketing	286	207	248	758	1,053
Total operating expenses	4,531	5,676	4,882	20,867	19,348

Loss from operations	(4,612)	(5,793)	(4,872)	(21,123)	(19,336)

Other income (expense)
Interest income	195	232	213	931	779
Accretion income	–	–	26	6	178
Other income, net	1	–	1	72	73
Interest expense	(9)	(12)	(25)	(60)	(129)
Total other income (expense), net	187	220	215	949	901

Net loss	(4,425)	$(5,573)	(4,657)	(20,174)	(18,435)

Net loss per common share, basic and diluted	(0.14)	$(0.17)	(0.16)	(0.65)	(0.68)

Weighted average number of common shares outstanding, basic and diluted	31,590	31,128	28,934	30,844	27,217

3

Atomera Incorporated

Reconciliation to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended				Year Ended
	December 31,	September 30,		December 31,	December 31,
	2025	2025		2024	2025	2024
Net loss (GAAP)	(4,425)	$	(5,573)	(4,657)	(20,174)	(18,435)
Depreciation and amortization	13		11	12	48	54
Stock-based compensation	1,334		1,342	949	4,963	3,867
Interest income	(195)		(232)	(213)	(931)	(779)
Accretion income	–		–	(26)	(6)	(178)
Other income, net	(1)		–	(1)	(72)	(73)
Interest expense	9		12	25	60	129
Net loss non-GAAP Adjusted EBITDA	(3,265)	$	(4,440)	(3,911)	(16,112)	(15,415)

4